Exhibit (g)(15)

                              CUSTODIAN AGREEMENT

                (ADDITION OF THE CORE INTERNATIONAL EQUITY FUND)


Firstar Bank Milwaukee, N.A.
777 E. Wisconsin Ave.
Milwaukee, WI   53202

Gentlemen:

     Pursuant to Paragraph 16 of the Custodian Agreement dated as of July 29, 1988 and amended as of May 1, 1990, between Firstar Funds, Inc. (formerly, Portico Funds, Inc. and formerly Elan Funds, Inc.) (the "Company") and Firstar Trust Company, as assigned to you by assignment dated October 1, 1998, the Company requests that you render services as Custodian under the terms of said agreement with respect to the Core International Equity Fund, an additional portfolio which the Company is establishing. Your compensation for the services provided under said agreement for said additional portfolio shall be determined in accordance with the fee schedule attached hereto.

     Please sign two copies of this letter where indicated to signify your agreement to serve as Custodian and to the compensation terms set forth on the attached fee schedule.

                                             Sincerely,

Dated:  November 1, 1999                     FIRSTAR FUNDS, INC.



                                             By: /s/Laura Rauman
                                                 ----------------------
                                                 Vice President

ACKNOWLEDGED AND AGREED:

FIRSTAR BANK MILWAUKEE, N.A.


By: /s/Joseph Neuberger                      Dated:  November 1, 1999
    ----------------------
    Senior Vice President





                          FIRSTAR BANK MILWAUKEE, N.A.

            MUTUAL FUND CUSTODIAL AGENT SERVICE ANNUAL FEE SCHEDULE
                                      FOR
                         Core International Equity Fund
                         ------------------------------

Annual Fee  based on total assets of the Firstar Fund:
----------

0.02% on the first $2 billion
0.015% on the next $2 billion
0.01% on the next $1 billion
0.005% on the balance


Investment Transactions: Purchase, sale, exchange, tender, redemption (maturity), receipt and delivery.

$12       Book Entry Securities (Depository or Federal
          Reserve System).
$25       per Definitive Security (Physical).
$75       per Euroclear.
$8        per Principal reduction on pass-through certificates.
$35       per Option/Futures Contract.
$15       per variation margin transaction.
$25       per Mutual Fund trade.
$15       per Fed Wire deposit or withdrawal.
$12       per Commercial Paper.
$12       per Repurchase Agreement.


Extraordinary expenses based on time and complexity involved.

Out-of-Pocket Expenses:  Charged on the account.

Fees are billed quarterly based on the value at the beginning of the quarter.